Peat Marwick LLP

2300 West Sahara Avenue
Suite 300, Box 28
Las Vegas, NV 89102

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders Debbie Reynolds Hotel & Casino, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-82126) on Form S-8 of Debbie Reynolds Hotel & Casino. Inc. of our report dated April 4. 1997, except for Notes 7 and 8, which are as of May 16, 1997, relating to the consolidated balance sheet of Debbie Reynolds Hotel & Casino, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the two year period ended December 3 1, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Debbie Reynolds Hotel & Casino, Inc.

Our report dated April 4, 1997, except for Notes 7 and 8, which are as of May 16, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, has a shareholders' equity deficiency, significant debt service obligations, and is in default with respect to various agreements, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Las Vegas, Nevada
June 9, 1997